                                                                     EXHIBIT 5.1

                              PALMER & DODGE LLP
                               One Beacon Street
                          Boston, Massachusetts 02108

Telephone: (617) 573-0100  Facsimile: (617) 227-4420

                               November 16, 1999

CMGI, Inc.
100 Brickstone Square
Andover, MA 01810

Ladies and Gentlemen:

       We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by CMGI, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof. The Registration Statement relates to an additional 10,000,000 shares of the Company's common Stock, $0.01 par value per share (the "Shares"), issuable pursuant to the provisions of the Company's 1986 Stock Option Plan and 1995 Employee Stock Purchase Plan (the "Plans").

       We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization of the issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

       Based upon the foregoing, we are of the opinion that when issued and paid for in accordance with the terms of the Plans and the options or other rights granted thereunder, the Shares will be legally issued, fully paid and nonassessable.

       It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

       We hereby consent to the filing of this opinion as a part of the Registration Statement.

                              Very truly yours,

                              /s/ Palmer & Dodge LLP

                              Palmer & Dodge LLP